ASSET PURCHASE AGREEMENT

By and Among

BEIJING HI-TECH WEALTH INVESTMENT AND DEVELOPMENT COMPANY LIMITED,

GENERAL COMPONENTS, INC.

and

MAGICAL INSIGHT INVESTMENTS LIMITED

Dated as of February 8, 2007

ASSET PURCHASE AGREEMENT, dated as of February 8, 2007, by and among Beijing Hi-Tech Wealth Investment and Development Company Limited, a limited liability company organized under the laws of the People’s Republic of China (the “Seller”), Magical Insight Investments Limited, an international business company organized and existing under the laws of the British Virgin Islands (the “Buyer”) and General Components, Inc., a corporation organized and existing under the laws of Nevada (“Parent”).

W I T N E S S E T H:

WHEREAS, Parent acquired all of the outstanding capital stock of the Buyer pursuant to a Share Exchange Agreement dated as of September 6, 2006 and intends to contribute 30,000,000 warrants to purchase shares of its common stock, par value $.0001 per share (“Parent Common Stock”) to its wholly-owned subsidiary, the Buyer, to enable the Buyer to purchase the Interest (as defined below) from the Seller.

WHEREAS, the Buyer owns 92.29% of the registered capital of Beihai Hi-Tech Wealth Technology Development Co. Ltd. (“Beihei HTW”), a company formed under the laws of the People’s Republic of China; and

WHEREAS, the Seller owns assets including the remaining 7.71% interest in the registered capital of Beihai HTW (the “Interest”); and

WHEREAS, the Seller wishes to sell to the Buyer, and the Buyer wishes to purchase from the Seller, the Interest, upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, the Buyer and the Seller hereby agree as follows:

ARTICLE I

DEFINITIONS
SECTION 1.01 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Beihai HTW” has the meaning specified in the recitals to this Agreement.

“Buyer” has the meaning specified in the recitals to this Agreement.

“Closing” has the meaning specified in Section 2.02.

“Closing Date” has the meaning specified in Section 2.02.

“Control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“Damage Claim Notice” has the meaning specified in Section 7.04.

“Damages” has the meaning specified in Section 7.02.

“Encumbrance” means any security interest, pledge, mortgage, lien (including, without limitation, environmental and tax liens), charge, encumbrance, adverse claim, preferential arrangement or restriction of any kind, including, without limitation, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

“Governmental Authority” means any United States federal, state or local or any foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Indemnitee” has the meaning specified in Section 7.04.

“Indemnitor” has the meaning specified in Section 7.04.

“Interest” has the meaning specified in the recitals to this Agreement.

“Law” means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, order, other requirement or rule of law.

“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or un-matured or determined or determinable, including, without limitation, those arising under any Law, Action or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking.

“Loss” has the meaning specified in Section 7.01.

“Material Adverse Effect” means any circumstance, change in, or effect on the business of the Seller that, individually or in the aggregate with any other circumstances, changes in, or effects on, the business of the Seller: (a) is, or could be, materially adverse to the business, operations, assets or Liabilities, employee relationships, customer or supplier relationships, prospects, results of operations or the condition (financial or otherwise) of the Seller or (b) could adversely affect the ability of the Seller to operate or conduct any lawful business. With respect to Section 6.03 only, “Material Adverse Effect” means any circumstance, change in, or effect on the business of the Seller or Buyer that, individually or in the aggregate, could adversely affect the ability of the Seller or Buyer to authorize, execute or perform under this Agreement.

“Parent” has the meaning specified in the recitals to this Agreement.

“Parent Common Stock” has the meaning specified in the recitals to this Agreement.

“Parent Warrants” has the meaning specified in Section 2.01(a).

“Person” means any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

“Seller” has the meaning specified in the recitals to this Agreement.

“Tax” or “Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs duties, tariffs, and similar charges.

“Third Party Indemnity Claim” has the meaning specified in Section 7.04.

ARTICLE II

PURCHASE AND SALE
SECTION 2.01 Issuance of Parent Warrants and Purchase and Sale of the Interest. Upon the terms and subject to the conditions of this Agreement, at the Closing,

(a) Parent shall contribute 30,000,000 warrants to purchase shares of Parent’s Common Stock (“Parent Warrants”) to the Buyer; and

(b) the Buyer shall transfer such Parent Warrants to the Seller in the name of the Seller’s three designated shareholders: 10,000,000 warrants in the name of Ally Glory Limited, 10,000,000 warrants in the name of Testridge Investments Limited and 10,000,000 warrant in the name of Machelle Holdings Limited, and in consideration therefor, the Seller shall sell to the Buyer, and the Buyer shall purchase from the Seller, free and clear of any Encumbrance the, Interest constituting 7.71% of Beihai HTW’s outstanding registered capital.

SECTION 2.02 Closing. Upon the terms and subject to the conditions of this Agreement, the sale and purchase of the Interest contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of Loeb & Loeb LLP, 345 Park Avenue, New York, New York at 10:00 A.M. New York time two business days following satisfaction or waiver of all conditions to the obligations of the parties set forth in Article VI, or at such other place or at such other time or on such other date as the Seller, Parent and the Buyer may agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

SECTION 2.03 Closing Deliveries by the Seller. At the Closing, the Seller shall deliver or cause to be delivered to the Buyer:

(a) appropriate instruments of transfer or instructions to Beihai HTW to re-register the Buyer as the holder of the Interest on the Beihai Commercial Registrar, in either case in form and substance satisfactory to the Buyer;

(b) the opinions, certificates and other documents required to be delivered pursuant to Section 8.02.
SECTION 2.04 Closing Deliveries by the Buyer. At the Closing, the Buyer shall deliver to the Seller:

(a) the Parent Warrants; and

(b) the opinions, certificates and other documents required to be delivered pursuant to Section 8.01.

ARTICLE III

REPRESENTATIONS AND WARRANTIES
OF THE SELLER

As an inducement to the Buyer to enter into this Agreement, the Seller hereby represents and warrants to the Buyer as follows:

SECTION 3.01 Organization, Authority and Qualification of the Seller. The Seller is a company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all necessary power and authority to execute, deliver, and perform this Agreement. The Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary. The execution, delivery, and performance of this Agreement by the Seller, have been duly authorized by all requisite action on the part of the Seller. This Agreement constitutes a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms.

SECTION 3.02 Title to the Interest, etc. The Seller has good and marketable title to the Interest, free and clear of any Encumbrance. The Interest has been legally and validly issued are fully paid and nonassessable. Except pursuant to this Agreement, the Seller has no agreement, arrangement, or understanding with respect to the Interest or the Seller’s ownership thereof.

SECTION 3.03 No Seller Conflict. The execution, delivery and performance of this Agreement by the Seller do not and will not (a) violate, conflict with or result in the breach of any provision of the organizational documents of the Seller, (b) conflict with or violate (or cause an event which could have a Material Adverse Effect as a result of) any Law or Governmental Order applicable to the Seller or any of its assets, properties, or business, or require any consent, approval, authorization or other order of, action by, filing with or notification to any Governmental Authority, or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any right of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the Interest or on any of the assets or properties of the Seller.

SECTION 3.04 Ownership of the Interest. The Interest constitutes 7.71% of the registered capital of Beihai HTW, and, upon consummation of the transactions contemplated by this Agreement and registration of the Interest in the name of the Buyer in the stock records of Beihai HTW, the Buyer, assuming it shall have purchased the Interest for value in good faith and without notice of any adverse claim, will own 100.0% of registered capital of Beihai HTW. Upon consummation of the transactions contemplated by this Agreement, the Interest will be fully paid and nonassessable.

SECTION 3.05 Full Disclosure. The Seller is not aware of any facts pertaining to Beihai HTW that affect adversely Beihai HTW or which are likely in the future to affect Beihai HTW adversely, except as disclosed in this Agreement or otherwise known to the Buyer. No representation or warranty of the Seller in this Agreement or any statement or certificate furnished or to be furnished to the Buyer pursuant to this Agreement, or in connection with the transactions contemplated by this Agreement, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

SECTION 3.06 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller

ARTICLE IV

REPRESENTATIONS AND WARRANTIES
OF THE BUYER AND PARENT

As an inducement to the Seller to enter into this Agreement, the Buyer and Parent hereby represent and warrant to the Seller as follows:

SECTION 4.01 Organization and Authority of the Buyer. The Buyer is a company duly organized, validly existing, and in good standing under the laws of the British Virgin Islands and has all necessary corporate power and authority to execute, deliver, and perform this Agreement. The execution, delivery, and performance of this Agreement has been duly authorized by all requisite action on the part of the Buyer. This Agreement shall have been duly executed and delivered by the Buyer, and (assuming due authorization, execution, and delivery by each other party thereto) constitutes a legal, valid, and binding obligation of the Buyer enforceable against the Buyer in accordance with its terms.

SECTION 4.02 No Conflict. The execution, delivery and performance of this Agreement by the Buyer does not and will not (a) violate, conflict with or result in the breach of any provision of the charter, bylaws, or similar organizational documents of the Buyer, (b) conflict with or violate any Law or Governmental Order applicable to the Buyer or require any consent, approval, authorization, or other order of, action by, filing with, or notification to any Governmental Authority, or (c) conflict with, or result in any breach of, constitute a default (or event which with the giving of notice or lapse or time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation, or cancellation of, or result in the creation of any Encumbrance on any of the assets or properties of the Buyer that would have a material adverse effect on the ability of the Buyer to consummate the transactions contemplated by this Agreement.

SECTION 4.03 Investment Purpose. The Buyer is acquiring the Interest solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof.

SECTION 4.04 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Buyer.

SECTION 4.05 Organization and Authority of Parent. Parent is a corporation duly organized, validly existing, and in good standing under the laws of Nevada and has all necessary corporate power and authority to execute, deliver, and perform this Agreement. The execution, delivery, and performance of this Agreement has been duly authorized by all requisite action on the part of Parent. This Agreement shall have been duly executed and delivered by Parent, and (assuming due authorization, execution, and delivery by each other party thereto) constitutes a legal, valid, and binding obligation of Parent enforceable against Parent in accordance with its terms.

SECTION 4.06 No Conflict. The execution, delivery and performance of this Agreement by Parent does not and will not (a) violate, conflict with or result in the breach of any provision of the charter, bylaws, or similar organizational documents of Parent, (b) conflict with or violate any Law or Governmental Order applicable to Parent or require any consent, approval, authorization, or other order of, action by, filing with, or notification to any Governmental Authority, or (c) conflict with, or result in any breach of, constitute a default (or event which with the giving of notice or lapse or time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation, or cancellation of, or result in the creation of any Encumbrance on any of the assets or properties of the Buyer that would have a material adverse effect on the ability of Parent to consummate the transactions contemplated by this Agreement.

SECTION 4.07 Capitalization. The authorized capital stock of Parent consists of 280 million shares, consisting of 280 million shares of Parent Common Stock and 10 million shares of preferred stock, of which approximately 279,997,207 shares of Parent Common Stock are issued and outstanding, no shares of preferred stock are outstanding and approximately 287,432,793 shares of Parent Common Stock and 120 shares of Series B Preferred Stock are issuable pursuant to outstanding options, warrants, purchase agreements, participation agreements, subscription rights, conversion rights, exchange rights or other securities or contracts. All issued and outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and nonassessable, and have not been issued in violation of any preemptive or similar rights. There are no outstanding stockholders’ agreements, voting trusts or arrangements, registration rights agreements, rights of first refusal or other contracts pertaining to the capital stock of Parent.

ARTICLE V

ADDITIONAL AGREEMENTS

SECTION 5.01 Non-Solicitation; Confidentiality; Cooperation. Until the Closing or termination of this Agreement,

(a)  the Seller will not transfer any of the Interest, or any interest therein, or engage in any discussion either directly or indirectly with any third party with regard thereto, other than as necessary for consummating the transactions contemplated by this Agreement;

(b) none of the Seller, Parent or Buyer will disclose, the existence of this Agreement, or the subject matter thereof, other than as necessary for consummating the transactions contemplated by this Agreement or as required by applicable law, rule, regulation, regulatory inquiry or other judicial process; and

(c) each of the parties shall use reasonable efforts to cause the satisfaction of the conditions to the obligation of the other parties to consummate the transactions contemplated by this Agreement and otherwise to cause the Closing to occur, including in making all required filings with or obtaining any approval from all required Government Authorities and notices to or obtaining required consents of other third parties.

SECTION 5.02 Reverse Stock Split. Parent shall take such actions as are necessary to consummate a 1 for 10 reverse split of its outstanding common shares at the earliest practicable date following the Closing.

ARTICLE VI

CONDITIONS TO CLOSING
SECTION 6.01 Conditions to Obligations of the Seller. The obligations of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) Representations, Warranties and Covenants. The representations and warranties of the Buyer contained in this Agreement shall have been true and correct when made and shall be true and correct in all material respects as of the Closing, with the same force and effect as if made as of the Closing Date; the Buyer shall have performed all obligations under this Agreement required to be performed by it as of the Closing; and the Seller shall have received a certificate from the Buyer to such effect signed by a duly authorized officer thereof;

(b) No Proceeding or Litigation. No Action shall have been commenced by or before any Governmental Authority against any Seller, Beihai HTW or the Buyer, seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement that, in the reasonable, good faith determination of the Seller, is likely to render it impossible or unlawful to consummate such transactions.

(c) Resolutions. The Seller shall have received a true and complete copy, certified by the Secretary or an Assistant Secretary of the Buyer, of the resolutions duly and validly adopted by the Board of Directors of the Buyer evidencing its authorization of the execution, delivery, and performance of this Agreement.

SECTION 6.02 Conditions to Obligations of the Buyer and Parent. The obligations of each of the Buyer and Parent to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) Representations, Warranties, and Covenants. The representations and warranties of the Seller contained in this Agreement shall have been true and correct when made and shall be true and correct as of the Closing with the same force and effect as if made as of the Closing; the Seller shall have performed all obligations under this Agreement required to be performed by it as of the Closing; and the Buyer shall have received a certificate of the Seller to such effect signed by a duly authorized officer thereof.

(b) No Proceeding or Litigation. No Action shall have been commenced or threatened by or before any Governmental Authority against the Seller, Beihai HTW, the Buyer or Parent, seeking to restrain or materially and adversely alter the transactions contemplated hereby which the Buyer or Parent believes, in its reasonable, good faith determination, is likely to render it impossible or unlawful to consummate the transactions contemplated by this Agreement or that could have a Material Adverse Effect.

(c) Resolutions of the Seller. The Buyer shall have received a true and complete copy, certified by the Secretary or an Assistant Secretary of the Seller, of the resolutions duly and validly adopted by the Board of Directors of the Seller evidencing its authorization of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

(d) Consents and Approvals. The Buyer, Beihai HTW and the Seller shall have received or made, each in form and substance satisfactory to the Buyer in its reasonable, good faith determination all required filings and approvals from all Government Authorities and notices to or required consents of any other third parties that the Buyer shall deem appropriate for the consummation of the transactions contemplated by this Agreement.

SECTION 6.03 No Material Adverse Effect. No event or events shall have occurred, or be reasonably likely to occur, which, individually or in the aggregate, have, or could have, a Material Adverse Effect.

ARTICLE VII

INDEMNIFICATION; REMEDIES

SECTION 7.01 Survival of Representations and Warranties of the Parties. All representations and warranties made by any party hereto contained in this Agreement, and the indemnification obligations of each party hereto, shall survive for a period of two years after the Closing Date. Provided that a party has made a claim for indemnification in accordance with the procedures set forth in this Article VII on or prior to the expiration of the survival period referred to in the previous sentence, then the indemnity obligations relating to such claim shall survive until the final resolution of such claim, as further provided in this Article VII.

SECTION 7.02 Indemnification by the Seller. The Seller hereby agrees to pay and indemnify fully, hold harmless and defend the Buyer and its successors and permitted assigns for, from and against any and all damages, losses, claims, liabilities, deficiencies, judgments, penalties, forfeitures, costs or expenses (including all reasonable legal, consultant and other professional fees, expenses and other disbursements of any kind whatsoever) (collectively, “Damages”) resulting from, arising out of or in connection with any inaccuracy or any breach or any alleged breach or inaccuracy of any representation, warranty, covenant or agreement on the part of the Seller contained in this Agreement.

SECTION 7.03 Indemnification by the Buyer. The Buyer agrees to pay and indemnify fully, hold harmless and defend the Seller, and its agents, directors, officers, partners, shareholders, employees, servants, consultants, representatives, successors and permitted assigns for, from and against any and all Damages resulting from, arising out of or in connection with any inaccuracy or any breach or any alleged breach or inaccuracy of any representation, warranty, covenant or agreement on the part of the Buyer contained in this Agreement.

SECTION 7.04 Procedure. In the event (i) any claim for which a party hereto (the “Indemnitor”) would be obligated to pay, indemnify, defend or hold harmless another party hereto (the “Indemnitee”) is asserted or sought to be collected by a third party (a “Third Party Indemnity Claim”), or (ii) any Indemnitee should have a right under this Article VII against any Indemnitor to be paid, indemnified, defended or held harmless (a “Direct Indemnity Claim”), such Indemnitee shall with reasonable promptness give written notice to such Indemnitor, which notice shall describe in reasonable detail the specific basis for the right to be paid, indemnified, defended or held harmless under this Article VII and the estimated amount of Damages anticipated to be suffered (if ascertainable), which estimated amount shall not be conclusive of the final amount of such Damages (the “Damage Claim Notice”); provided, however, that any failure to give such notice will not waive any rights of the Indemnitee except to the extent that either (i) the rights of the Indemnitor are actually prejudiced or (ii) such notice is not given within the relevant time period set forth in Section 7.01 hereof, if applicable. The Indemnitor may, and upon the Indemnitee’s request shall promptly, retain counsel of the Indemnitor’s choice, subject to the prior written consent of the Indemnitee (which consent shall not be unreasonably withheld or delayed), to represent the Indemnitee and any other Person the Indemnitor may reasonably designate in connection with such Third Party Indemnity Claim, and shall pay all fees and disbursements of such counsel with regard thereto; provided, however, that any Indemnitee is hereby authorized to retain separate counsel in connection with such Third Party Indemnity Claim whose fees and disbursements shall be at the expense of the Indemnitor in the event that (i) the Indemnitor and the Indemnitee shall have mutually agreed to the retention of such counsel, or (ii) the named parties to any such proceeding (including any impleaded parties) include both the Indemnitor and the Indemnitee, and the Indemnitee reasonably believes that representation of both by the same counsel would be inappropriate due to actual or potential differing interests between them, but under no circumstances shall the Indemnitor be required to pay the fees and disbursements of more than one such separate counsel in connection with such Third Party Indemnity Claim. To the extent the Indemnitor shall have refused or failed to comply with the Indemnitee’s request to promptly retain counsel as aforesaid, the Indemnitee may not compromise or settle any Third Party Indemnity Claim for which it has asserted or may assert its right to be paid, indemnified, defended or held harmless under this Article 6 without the prior written consent of the Indemnitor, which consent shall not be unreasonably withheld or delayed. Unless (i) the Indemnitor shall have agreed in writing that any and all Damages to the Indemnitee relating to a Third Party Indemnity Claim are fully covered under this Article 6 and (ii) such settlement includes an immediately effective release for the benefit of the Indemnitee, the Indemnitor may not compromise or settle any such claim without the prior written consent of the Indemnitee, which consent shall not be unreasonably withheld or delayed.

Upon receipt by the Indemnitor of a Damage Claim Notice which relates to a Direct Indemnity Claim, the Indemnitor and Indemnitee shall make all reasonable efforts to promptly resolve such claim on an amicable basis within the thirty (30) day period following such receipt, failing which the Indemnitee shall be entitled to commence any action in its discretion to enforce its rights under this Article VII.

SECTION 7.05 Payment, Etc., of Indemnification Obligations. Damages shall be due and owing when finally judicially determined to be covered by the indemnities set forth in this Article VII hereof or otherwise as mutually agreed among the parties hereto. The Indemnitor shall, within two (2) business days following receipt of written demand by the Indemnitee, pay the Indemnitee or at the Indemnitee’s direction in immediately available funds any and all Damages then due and owing.

SECTION 7.06 Exclusive Remedy. Except for claims or causes of action for fraud or intentional misrepresentation, as among the parties hereto, the rights and obligations set forth in this Agreement will be the exclusive post-Closing rights and obligations with respect to this Agreement, and the transactions provided for or contemplated hereby or thereby. No party shall make a claim for special, consequential or incidental Damages in connection with a claim to be paid, indemnified, defended or held harmless hereunder.

ARTICLE VIII

TERMINATION AND WAIVER
SECTION 8.01 Termination. Without limiting any other remedy available to any party, this Agreement may be terminated at any time prior to the Closing:

(a) by the Buyer, if there shall be or have been any breach of any representation, warranty, or covenant made in this Agreement by any Seller or any condition in Section 6.02 shall not have been satisfied as of the Closing;

(b) by the Seller if there shall be or have been any breach of any representation, warranty, or covenant made in this Agreement by the Buyer of Parent of any condition in Section 6.01 shall not have been satisfied as of the Closing;

(c) by any party not at fault, if the Closing shall not have occurred by March 1, 2007.
SECTION 8.02 Effect of Termination. If this Agreement is terminated, no party will have any liability or further obligation to any other party to the Agreement, except for any liability arising out of any knowing, willful or fraudulent breach of this Agreement prior to such termination.

ARTICLE IX

GENERAL PROVISIONS
SECTION 9.01 Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

SECTION 9.02 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by cable, by telecopy, by telegram, by telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02) :

(a) if to the Seller:

c/o Charmfield Ltd.
Suit 2021 Two Pacific Place
88 Queensway, Hong Kong

(b) if to the Buyer or Parent:

c/o General Components, Inc.
Suite 1503, Sino Plaza
Gloucester Road, Causeway Bay
Hong Kong

with a copy to:

Loeb & Loeb, LLP
345 Park Avenue
New York, NY 10154
Fax:212-407-4990
Attention: Mitchell Nussbaum, Esq.

SECTION 9.03 Public Announcements. No party to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party, and the parties shall cooperate as to the timing and contents of any such press release or public announcement.

SECTION 9.04 Headings. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 9.05 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

SECTION 9.06 Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, between the Seller, Parent and the Buyer with respect to the subject matter hereof and thereof.

SECTION 9.07 Assignment. This Agreement may not be assigned by operation of law or otherwise without the express written consent of the Seller, Parent and the Buyer (which consent may be granted or withheld in the sole discretion of the Seller, Parent or the Buyer); provided, however, that the Buyer may assign this Agreement to an Affiliate of the Buyer without the consent of the Seller provided that any such assignee shall become a party to this Agreement and make the representations of the Buyer contained herein on or prior to the effective date of such assignment.

SECTION 9.08 No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

SECTION 9.09 Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by, or on behalf of the parties hereto.

SECTION 9.10 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts negotiated, executed, and to be performed entirely in that state by residents thereof.

SECTION 9.11 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 9.12 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

IN WITNESS WHEREOF, the Seller, Parent and the Buyer have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BEIJING HI-TECH WEALTH INVESTMENT AND DEVELOPMENT COMPANY LIMITED

By:	/s/

Name: Title

BEIJING HI-TECH WEALTH INVESTMENT AND DEVELOPMENT COMPANY LIMITED

By:	/s/

Name: Title

GENERAL COMPONENTS, INC.

By:	/s/

Name: Title